Exhibit 99.1


Multigioco Adds up to 180 Sports Bet Centric Online Gaming Locations

New York, August 10, 2015. Empire Global Corp. (OTCQB:EMGL) is pleased to announce that through its wholly owned subsidiary Multigioco Srl., it has signed under contract up to 180 additional online web-shop gaming arcades situated throughout the highest grossing gaming regions in Italy. The locations currently generate largely sports betting revenue and have approximately 2,000 online gaming accounts.

The deal expands our online footprint to over 1000 web-shop locations and approximately 25,000 gaming accounts while our online gross gaming revenue is projected to increase to approximately 100 million euro annually with improved margins. The Company expects all locations to be integrated under our Multigioco online license and flagged with our originalbet.it branding by the end of September 2015.

"The acquisition of these prominent locations is a major stepping stone in our strategy for the 2016 license tender in Italy and is a great result for expanding the New Gioco brand and Multigioco in the market," remarked Company President, Alessandro Marcelli.

"We are absolutely delighted with this considerable accomplishment by our management team," stated Michele Ciavarella, CEO of the Company, "the transaction brings us steps closer to our goal of meeting the criteria for an exchange listing in the near future."

About Empire

Empire Global Corp. is a company focused on developing world-class products and services in the regulated global online gambling industry with specialization in the online sports betting vertical. Our vision is to develop our business through strategic mergers and acquisitions and reorganization of existing licensed operators in geographically diversified jurisdictions. We seek to create long-term value for our investors and positive economic influence with the companies and the communities we invest in through our commitment to responsible gaming and the clients we serve. Additional information is available on our website at www.emglcorp.com.

Contacts:
Michele Ciavarella, B.Sc.
Chairman and CEO
ceo.emgl@emglcorp.com

This Press Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The company has tried, whenever possible, to identify these forward-looking statements using words such as "anticipates," "believes," "estimates," "expects," "forecast," "plans," "intends," "potential" and similar expressions. These statements reflect the company's current beliefs and are based upon currently available information. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the company's actual results, performance or achievements to differ materially from those expressed in or implied by such statements.

Factors which may cause such differences include the company's ability to complete additional acquisitions, expand our distribution, increase our client base and other risks disclosed in the Company's SEC filings. The company undertakes no obligation to update or advise in the event of any change, addition or alteration to the information covered in this press release, including such forward-looking statements.